Exhibit 10.6

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Mor Swiel – Chief Legal Counsel

This First Amendment (the “Amendment”) is entered into on October 24, 2026, by and between XTEND REALITY EXPANSION LTD., registration number 515871861, of 7 Habarzel St., Tel Aviv (the “Company”), and Mor Swiel, I.D. No. [***] (the “Employee”), and amends the Employment Agreement between the Company and the Employee with an Effective Date of August 1, 2026 (the “Agreement”). Capitalized terms not defined herein have the meanings given to them in the Agreement.

1. Single-Trigger Acceleration upon a Change in Control. The following is added to the Equity Incentives section of the Specific Terms, immediately after the existing acceleration provision (which remains in full force): “In addition, and without derogating from the foregoing, 100% of the then-outstanding and unvested RSUs then held by the Employee (including the Initial RSU Grant, each additional RSU grant and the Recognition RSUs) shall become fully vested immediately prior to, and subject to, the consummation of a Change in Control (as defined in the Xtend AI Robotics, Inc. 2026 Equity Incentive Plan), provided that the Employee remains continuously employed by the Company or any of its affiliates, or continues to provide services thereto, until the occurrence of such Change in Control and whether or not the Employee’s employment is terminated in connection therewith (single-trigger acceleration). The parties also intend for the foregoing provision to amend any RSU award agreement evidencing RSUs that were granted to the Employee prior to the date of this Amendment to provide for the acceleration of vesting set forth in the preceding sentence”

Supplemental RSU Grant. Subject to the approval of the Parent’s Board, the Employee shall be granted 570,000 RSUs (the “Supplemental RSU Grant”), in accordance with and subject to the terms and provisions of the Plan and the requirements of Section 102(b)(3) of the Israeli Tax Ordinance. Each RSU under the Supplemental RSU Grant shall represent the right to receive one share of Common Stock, subject to the terms, conditions and restrictions of the Plan and of an RSU award agreement to be entered into between the Employee and the Parent, in the form customarily used by the Parent and as approved by the Board.

Vesting. The Supplemental RSU Grant shall vest over a period of thirty-six (36) months, in thirty-six (36) equal monthly installments commencing on September 3, 2026, provided that the Employee remains continuously employed by the Company or any of its affiliates, or continues to provide services thereto, through each applicable vesting date, and subject to the following: the Supplemental RSU Grant shall be divided into three equal tranches of 190,000 RSUs each, each of which shall vest in equal monthly installments over such thirty-six (36) month period as of September 3rd 2026 , such that (i) the first tranche shall not be subject to any KPI; (ii) the vesting of the second tranche shall begin on September 3rd 2026 but shall be conditioned upon the achievement of the KPIs as of March 1, 2027; and (iii) the vesting of the third tranche shall begin on September 3rd 2026 but shall be conditioned upon the achievement of the KPIs as of September 1, 2027. Installments of the second or third tranche that would otherwise have vested prior to the applicable KPI date shall remain outstanding and shall vest upon the achievement of the KPIs as of such date. The Board shall determine, reasonably and in good faith, whether the KPIs have been achieved, and shall notify the Employee in writing of its determination (together with reasonable supporting detail) within thirty (30) days following the applicable KPI date. Any installments that vest as a result of such determination shall vest as of the date of the Board’s determination, and in any event no later than thirty (30) days following the applicable KPI date. If the Board fails to make such determination within such period, the KPIs shall be deemed to have been achieved as of such KPI date. Subject to the acceleration provisions below, RSUs that do not vest as a result of the KPIs not being achieved shall be forfeited. If the number of RSUs vesting in any monthly installment would result in a fractional RSU, such number shall be rounded up to the nearest whole RSU, and the number of RSUs vesting in the final monthly installment of each tranche shall be adjusted such that the aggregate number of RSUs vesting under each tranche equals 190,000 and under the Supplemental RSU Grant equals 570,000.

KPIs. The key performance indicators applicable to the vesting of the RSUs under the Supplemental RSU Grant (the “KPIs”) shall be mutually agreed in writing between the Employee and the Company, and approved by the Board, no later than November 30, 2026. If the KPIs are not so agreed and approved by such date, the KPIs shall be deemed waived, and the vesting of the Supplemental RSU Grant shall continue in accordance with the vesting schedule above as if the KPIs had been achieved.

Acceleration. All RSUs under the Supplemental RSU Grant that have not yet vested (including those conditioned upon the KPIs, which shall vest without regard to the achievement of the KPIs) shall become fully vested and be released upon (a) the termination of the Employee’s employment by the Parent or the Company without Cause, (b) the Employee’s resignation for Good Reason, or (c) a Change in Control, as defined in the Plan (single-trigger acceleration). For the avoidance of doubt, the Supplemental RSU Grant constitutes RSUs for purposes of the acceleration provisions of the Agreement.

General. The grant of the Supplemental RSU Grant shall be subject to the Employee’s execution of the applicable RSU award agreement and such other documents, undertakings and instruments as may be required by the Parent and/or the Company. The provisions of the Agreement regarding tax liability and the precedence of the RSU award agreement shall apply to the Supplemental RSU Grant, mutatis mutandis.”

3. No Other Changes. Except as expressly set forth in this Amendment, all terms and conditions of the Agreement (including its Exhibits) remain unchanged and in full force and effect. This Amendment forms an integral part of the Agreement; in the event of any conflict between this Amendment and the Agreement, this Amendment shall prevail.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

XTEND REALITY EXPANSION LTD. Signature: /s/ Aviv Shapira Name: Aviv Shapira Title: Chief Executive Officer	EMPLOYEE Signature: /s/ Mor Swiel Name: Mor Swiel I.D. No.: [***]